                                                  ------------------------------
                                                        OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:    3235-0145
                                                  Expires: November 30, 1999
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                        Airnet Communications Corporation
             -------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   00941P 10 6
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]       Rule 13d-1(b)
         [ ]       Rule 13d-1(c)
         [X]       Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO.   00941P  10  6                             PAGE   2   OF   11   PAGES
            -------------                                   --        --


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Adams Capital Management, L.P. (23-2922536)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,641,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
      PERSON WITH
                                0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,641,874 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,641,874 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.37%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   00941P  10  6                             PAGE   3   OF   11   PAGES
            -------------                                   --        --


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ACM Capital Partners II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,641,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
      PERSON WITH
                                0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,641,874 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,641,874 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.37%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   00941P  10  6                             PAGE   4   OF   11   PAGES
            -------------                                   --        --


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joel P. Adams
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,913,467 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,913,467 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,913,467 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.61%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   00941P  10  6                             PAGE   5   OF   11   PAGES
            -------------                                   --        --




--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        William C. Hulley
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,641,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
      PERSON WITH
                                0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,641,874 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,641,874 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.37%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   00941P  10  6                             PAGE   6   OF   11   PAGES
            -------------                                   --        --



--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jerry S. Sullivan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,641,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
      PERSON WITH
                                0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,641,874 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,641,874 shares

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.37%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   00941P  10  6                             PAGE   7   OF   11   PAGES
            -------------                                   --        --


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        William A. Frezza
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]
                                                                      (B)  [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,641,874 shares
          EACH            ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
      PERSON WITH
                                0 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,641,874 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,641,874 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                                  [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.37%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G


Item 1(a).        NAME OF ISSUER:  AirNet Communications Corporation

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  100 Rialto Place, Suite 300, Melbourne, FL  32901

Item 2(a). NAMES OF PERSONS FILING: Adams Capital Management, L.P., ACM Capital Partners II, L.P., Joel P. Adams, William C. Hulley, Jerry S. Sullivan, and William A. Frezza.

                  ACM Capital Partners II, L.P. is the sole general partner of Adams Capital Management, L.P. Messrs. Adams, Hulley, Sullivan and Frezza are individual general partners of ACM Capital Partners II, L.P.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Adams Capital Management, L.P., ACM Capital Partners II, L.P., and Messrs. Adams, Hulley, Sullivan and Frezza is 518 Broad Street, Sewickley, PA 15143.

Item 2(c). CITIZENSHIP: Each of Adams Capital Management, L.P. and ACM Capital Partners II, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Messrs. Adams, Hulley, Sullivan and Frezza is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share.

Item 2(e).        CUSIP NUMBER:  00941P  10  6

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

Item 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        Each of Adams Capital Management, L.P. and ACM Capital Partners II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,641,874 shares of Common Stock as of December 31, 1999. Each of Messrs. Hulley, Sullivan and Frezza may be deemed to own beneficially 1,641,874 shares of Common Stock as of December 31, 1999. Mr. Adams may be deemed to own beneficially 1,913,467 shares of Common Stock as of December 31, 1999 (includes 1,641,874 shares held by Adams Capital Management, L.P. and 271,593 shares held by another entity in which Mr. Adams has shared voting and dispositive powers).

                        As of December 31, 1999, Adams Capital Management, L.P. was the record holder of 1,641,874 shares of Common Stock. The shares held of record by Adams Capital Management, L.P. referred to herein as the "Record Shares." In its capacity as sole general partner of Adams Capital Management, L.P., ACM Capital Partners II, L.P. may be deemed to own beneficially 1,641,874 shares of Common Stock. In their capacities as individual general partners of ACM Capital Partners II, L.P., each of Messrs. Hulley, Sullivan and Frezza may be deemed to own beneficially 1,641,874 shares of Common Stock and Mr. Adams may be deemed to own beneficially 1,913,467 shares of Common Stock as of December 31, 1999 (includes 1,641,874 shares held by Adams Capital Management, L.P. and 271,593 shares held by another entity in which Mr. Adams has shared voting and dispositive powers).

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of AirNet Communications Corporation, except in the case of Adams Capital Management, L.P. for the 1,641,874 shares which it holds of record.

      (b) Percent of Class:

                               Adams Capital Management, L.P.: 7.37%
                               ACM Capital Partners II, L.P.: 7.37%
                               Joel P. Adams:     8.61%
                               William C. Hulley:  7.37%
                               Jerry S. Sullivan:  7.37%
                               William A. Frezza:  7.37%

      The foregoing percentages are calculated based on the 22,223,736 shares of Common Stock reported to be outstanding on the Form S-1 Registration Statement, as amended, of AirNet Communications Corporation dated as of November 12, 1999 in addition to warrants exercised on December 9, 1999 by Adams Capital Management, L.P. in the amount of 49,067 shares of Common Stock.

      (c) Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                       (ii)    shared power to vote or to direct the vote:

                               Adams Capital Management, L.P.: 1,641,874
                               ACM Capital Partners II, L.P.: 1,641,874
                               Joel P. Adams: 1,913,467
                               William C. Hulley: 1,641,874
                               Jerry S. Sullivan: 1,641,874
                               William A. Frezza: 1,641,874

                      (iii) sole power to dispose or direct the disposition of:

                                    0 shares for each reporting person

                       (iv) shared power to dispose or direct the disposition of:

                               Adams Capital Management, L.P.: 1,641,874
                               ACM Capital Partners II, L.P.: 1,641,874
                               Joel P. Adams: 1,913,467
                               William C. Hulley: 1,641,874
                               Jerry S. Sullivan: 1,641,874
                               William A. Frezza: 1,641,874


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATION.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000


                                        ADAMS CAPITAL MANAGEMENT, L.P.

                                        By:  ACM Capital Partners II, L.P.

                                        By:  /s/ Joel P. Adams
                                           --------------------------------
                                             Joel P. Adams
                                             General Partner


                                        ACM CAPITAL PARTNERS II, L.P.

                                        By:  /s/ Joel P. Adams
                                           --------------------------------
                                             Joel P. Adams
                                             General Partner


                                        /s/ Joel P. Adams
                                        -----------------------------------
                                        Joel P. Adams



                                        /s/ William C. Hulley
                                        -----------------------------------
                                        William C. Hulley



                                        /s/ Jerry S. Sullivan
                                        -----------------------------------
                                        Jerry S. Sullivan



                                        /s/ William A. Frezza
                                        -----------------------------------
                                        William A. Frezza